EXHIBIT 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into by and among, on the one side:

I.

ARVANA PARTICIPAÇÕES S.A., a corporation incorporated and existing under the laws of Brazil, with its head office at Av. Brigadeiro Faria Lima, 1571, 13.º andar, cj. 13B, São Paulo, SP, enrolled at the Corporate Taxpayers Registry of the Ministry of Finance (CNPJ/MF) under No. 04.754.635/0001-35 (hereinafter referred to as “Arvana”);

and, on the other side,

II.

GLOINFO 500 SOLUÇÕES EM TELEMÁTICA LTDA., a Brazilian limited company incorporated and existing under the laws of Brazil, with its head office at Av. Pres. Wilson, 228, 2.º andar, Rio de Janeiro, RJ, enrolled at the Corporate Taxpayers Registry of the Ministry of Finance (CNPJ/MF) under No. 03.721.699/0001-77 (hereinafter referred to as “Global”); and

III.

PAULO SANTOS MESSINA, Brazilian, married, businessman, identity card No. 10.244.809-9 IFP, enrolled at the General Taxpayers Roll (CPF/MF) under No. 051.561.257-00, and his spouse, LÚCIA SANGIACOMO MESSINA, Brazilian, married, physician, identity card No. 05971064-0 IFP, enrolled at the General Taxpayers Roll (CPF/MF) under No. 972.605.767-15, both resident and domiciled at Av. Marechal Ramon Castilla, 199, apt. 203 – Botafogo, in Rio de Janeiro, RJ (hereinafter collectively referred to as “PM”);

(Arvana, Global and PM are herein also individually referred to as a “Party” and, collectively, as “Parties”.)

and, as intervening and additional parties,

IV.

ARVANA COMUNICAÇÕES DO BRASIL S.A., a corporation incorporated and existing under the laws of Brazil, with its head office at Av. Brigadeiro Faria Lima, 1571, 13.º andar, cj. 13C, São Paulo, SP, enrolled at the Corporate Taxpayers Registry of the Ministry of Finance (CNPJ/MF) under No. 07.103.201/0001-63 (hereinafter referred to as the “Company”);

V.

ARVANA NETWORKS, INC., a corporation incorporated and existing under the laws of Barbados, with its head office at Suite 3, The Brick House, Bay St., St. Michael, Barbados (hereinafter referred to as “Networks”); and

VI.

TURINCO, INC., a corporation organized and existing under the laws of the State of Nevada, with its head office at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, United States of America (hereinafter referred to as "Turinco" and, together with the Company and Networks, the “Intervening-Parties”).

WHEREAS:

A.

The Parties and the Intervening-Parties entered into an Investment Agreement, dated September 8, 2005, as amended on October 4, 2005 (the “Investment Agreement”), whereby they regulated the making of certain investments in the Company in order to develop and provide voice services based on the voice over internet protocol (VOIP) technology;

B.	As a consequence of the Investment Agreement, Arvana invested and became a shareholder of the Company, so that on the date hereof, after completion of part of the transactions contemplated by the Investment Agreement, Global holds 25% (twenty-five percent) and Arvana holds 75% (seventy-five percent) of the Company’s total issued and outstanding capital; and

C.

The expectations of the Parties in relation to their investments in the Company and, particularly, the development of the VOIP market in Brazil have not been fulfilled, and the Parties wish to terminate the Investment Agreement, end up their association and, subject to the terms of this Agreement, regulate the consequences of the actions so far taken under the Investment Agreement and certain other matters.

NOW THEREFORE, the parties agree to enter into this Agreement in accordance with the following terms and conditions:

1.	TERMINATION OF THE INVESTMENT AGREEMENT; RELEASE

The Parties hereby terminate the Investment Agreement. Without prejudice to the rights and obligations set forth in this Agreement, each of the Parties hereby irrevocably and unconditionally grants the others and the Intervening-Parties full, ample, general acquittal and release (plena, rasa e geral quitação e exoneração), for nothing else to claim, in the present or the future, for whatever reason.

2.	REDEMPTION OF GLOBAL’S PARTICIPATION

2.1	Current Shareholdings

As of the date hereof, the Company’s issued and outstanding capital is R$ 392.800,00 (three hundred ninety-two thousand and eight hundred reais), divided into 392,800 (three hundred ninety-two thousand eight hundred) shares, of which 274,960 (two hundred seventy-four thousand nine hundred sixty) are common shares and 117,840 (one hundred seventeen thousand eight hundred forty) are preferred shares, distributed between Global and Arvana as follows:

(a)

Global holds 98,200 (ninety-eight thousand two hundred) shares, representing in the aggregate 25% (twenty-five percent) of the Company’s total issued and outstanding capital, of which 27,221 (twenty-seven thousand two hundred twenty-one) are common shares and 70,979 (seventy thousand nine hundred seventy-nine) are preferred shares (collectively, “Global Shares”); and

(b)

Arvana holds 294,600 (two hundred ninety-four thousand six hundred) shares, representing in the aggregate 75% (seventy-five percent) of the Company’s total issued and outstanding capital, of which 247,739 (two hundred forty-seven thousand seven hundred thirty-nine) are common shares and 46,861 (forty-six thousand eight hundred sixty-one) are preferred shares.

The Company has a capital reserve in the amount of R$ 4,705,400.00 (four million seven hundred five thousand four hundred reais), of which R$[1,651,074.00(one million six hundred fifty-one thousand seventy-four reais)] have been funded.

2.2	Redemption of Global’s shares

The Parties agree to cause the Company to redeem all of Global Shares. In order to implement such redemption, within 2 (two) business days from the date hereof, Arvana and Global shall hold a extraordinary shareholders’ meeting (assembléia geral extraordinária) of the Company (the “First STAGE”) at which they shall vote and approve creation of a new class of redeemable preferred shares (“Preferred Shares Class B”) and the conversion of all Global Shares into such Preferred Shares Class B, with the remaining preferred shares being renamed “Preferred Shares Class A”. The Preferred Shares Class B shall have no voting rights and shall have priority in the reimbursement of capital, with no premium, and shall be redeemable at any time by the Company, for a price of R$1.00 (one real) per share. Within 2 (two) business days from the First AGE, Arvana and Global shall hold another extraordinary shareholders’ meeting (assembléia geral extraordinária) of the Company (the “Second STAGE”) at which they shall vote and approve the redemption of all Preferred Shares Class B, all of which shall then be held by Global, without capital reduction, with use of the existing capital reserve of the Company mentioned in Section 2.1. The redemption price shall be R$98,200.00 (ninety-eight thousand two hundred reais) (the “Redemption Price”).

2.3	Shareholders’ Agreement

Upon the redemption of Global Shares as set forth in Section 2.2, the Shareholders’ Agreement entered into by Global and Arvana on October 6, 2005 shall be automatically terminated and the Company shall take all necessary measures in order to register such termination in its appropriate corporate book.

3.	OTHER AGREEMENTS

3.1	Assets Contributed by Global

Within 2 (two) business days from the Second AGE, Company shall sell to Global, and Global shall acquire from the Company, all of the assets contributed by Global to the Company’s capital as per the extraordinary shareholders’ meeting of the Company held on September 2, 2005 (the “Transferred Assets”) (which were then appraised at R$93.200,91 (ninety-three thousand two hundred reais and ninety-one cents), for their book value. Global and the Company shall execute any instrument or documents and shall take such other actions as necessary or otherwise reasonably requested to implement the purchase and sale of the Transferred Assets set forth herein.

3.2	No Transfer of the Operation

Except for the “Televoz” trademark and website (described in Annex 3.2), Global shall no longer transfer or assign to the Company the trademarks “Intervoz” and “Televoz” or its operation, businesses, rights and agreements relating to the development and provision of the services provided under such trademarks (the “Operation”), including the operational agreements, client agreements, agency agreements for the sale of ISP, and rights relating to services of Global’s platform (3 Way Calling, Do not Disturb, Conference Call, Detailed Billing, Unlimited Free IntraCall), as originally contemplated by provided for in the Investment Agreement.

3.3	Transfer of “Televoz” Trademark and Website

Global and the Company shall execute all instruments and documents necessary to for Global to transfer to the Company, unconditionally and at no cost to the Company, the “Televoz” trademark and website. Global and the Company shall take such other actions as necessary to implement such transfer, including for the proper recordation of the ownership of the Company with the Brazilian Patent Office (INPI) and any other appropriate entity. Global hereby represents and warrants that the “Televoz” trademark and website are free and clear of any and all liens, encumbrances, debts, obligations and liabilities, whether known or unknown. Global shall remain fully and exclusively liable for all past debts, obligations and liabilities relating to “Televoz” trademark and website.

3.4	Customers

Global shall retain all “Intervoz” and “Televoz” customers [existing on February 28, 2006], and shall be responsible for providing the contracted services to these customers and shall be liable for any and all expenses incurred in providing such services, including any expense necessary for the operation of the SIP/VoIP technology platform identified in Annex 3.4 (“Platform”), such as connectivity, interconnection and termination expenses.

3.5	Platform

Subject to the terms of the equipment lease agreement attached hereto to as Schedule 3.5, for the period beginning on March 1, 2006 and ending on or before February 28, 2007, the Company shall allow Global the continued use of the Platform, which is installed and operating in Global’s data center, free of charge. Prior to the end of such term, Global shall have transferred all customers connected to the Platform to another platform, owned or controlled by Global, and at that time, Global shall return the Platform to the Company, releasing it and allowing its prompt removal. In case Global does not return the Platform to the Company within the term set forth herein, Global, without prejudice to any rights of the Company, including to take any actions to repossess the Platform, shall pay the Company a daily penalty of R$450.00 (four hundred and fifty reais).

3.6	Company’s Assets

Global has the option to, within 30 (thirty) days as from the date hereof and upon written notice to the Company and making of the corresponding payment, acquire any of the desktops PCs, notebooks computers and other workstation equipment, USB phones and Handytones and other CPE hardware belonging to the Company’s fixed assets and under Global’s control and possession on the date hereof, as listed and priced in Annex 3.7 hereto. In case Global decides not to acquire all or part of such Company’s fixed assets, it shall return all of them to the Company, in perfect conditions, within the 30 (thirty) days term referred to above, otherwise the Company shall be authorized to charge Global for them in accordance with this section and, in case Global does not pay the charged amount to the Company within 5 (five) days, the total amount charged shall be added to the amount owed by Global to Company pursuant to Sections 4.2 and 4.3 and shall be subject to adjustment, penalty and interest as set forth therein.

3.7	Employees

All employees of Global that were to be transferred to the Company as a result of the Investment Agreement or that otherwise have performed any services to the Company or in connection with the Operation (the “Employees”) shall remain employees of Global or have already been regularly dismissed by Global. Global hereby represents and warrants that all compensation, taxes, social security and any other charges owed in connection with the Employees through the date hereof, including any dismissal charges, as per applicable tax, labor or social security laws and regulations, have been duly paid and Global shall be fully and exclusively liable for them.

3.8	Termination of Equipment Lease Agreement

Global and the Company hereby terminate the agreement called Contrato de Comodato de Equipamentos (Equipment Lease Agreement), dated October 6, 2005.

3.9	Amendment of Office Space Lease Agreement

Global and the Company hereby agree to amend the agreement called Contrato de Comodato (Lease Agreement), entered into by Global and the Company on October 6, 2005 with respect to office space, so that (i) the leased area shall be reduced to 20 (twenty) square meters; (ii) the lease term shall be 18 (eighteen) months as from the date of such agreement, provided that the agreement shall be terminated on the day Global returns the Platform to the Company, as per Section 3.5; and (iii) the leased area shall be enclosed and with a secure and lockable door and is to be provided to the Company free of charge. All of the other terms and conditions of such agreement shall remain valid and in force.

3.10	Survival of Non-competition, Non-solicitation and Confidentiality Agreement

Global, PM and Arvana acknowledge and agree that the Non-competition, Non-solicitation and Confidentiality Agreement, dated October 6, 2005, shall continue to be valid and in full force in accordance with its terms and conditions.

3.11	Termination of Share Swap Option

For the avoidance of doubt, the Parties and Turinco acknowledge and agree that, as a result of the termination of the Investment Agreement, the share swap option set forth in Section 4.7 of the Investment Agreement is terminated, being subject to the release set forth in Section 1.1.

4.	LOANS TO GLOBAL

4.1	Credit Assignment from Arvana to the Company

So as to assist Global in the conduct of the Operation through to the completion of the transactions contemplated in the Investment Agreement, Arvana extended to Global loans totaling the principal amount of [R$1,115,000.00 (one million one hundred and fifteen thousand reais)], as per the loan agreements attached hereto as Annex 4.1-A (the “Assigned Loans”), which were assigned to the Company as partial payment of the shares subscribed to by Arvana in the Company as per the shareholders’ meeting of the Company held on October 6, 2005 and the assignment agreements attached hereto as Annex 4.1-B. Global hereby confesses to owe the Company the total amount of [R$1,115,000.00 (one million one hundred and fifteen thousand reais)] on the account of such transactions (the “Debt”).

4.2	Settlement of Debt

The parties acknowledge that Global has incurred certain expenses on behalf of the Company in connection with the Operation, such expenses totaling the amount of R$942,491.50(the “Global Credit”). Global hereby represents and warrants that the Global Credit is the total and sole amount that it may claim as being incurred in reliance or contemplation of the transactions contemplated by the Parties under the Investment Agreement. Global and the Company hereby set-off part of the Debt against the Global Credit resulting in a balance owed in the amount of R$172,508.50 (the “Balance”). Upon the signing of this agreement by Global, the Company will reduce the

Balance to an amount of R$125,00.00 (the “Amount Owed”) which amount shall continue to be owed by Global to the Company, as per the terms and conditions set forth in Section 4.3 below.

4.3	Payment of the Amount Owed

Global and the Company will negotiate a repayment schedule prior to December 15, 2006. The repayment schedule will specify installments with the objective that the Amount Owed will be fully paid to the Company on or before June 30, 2007. Any balance of the Amount Owed which remains unpaid after June 30, 2007 shall accrue, as from that date until the date of effective payment, monetary adjustment in accordance with the variation of IGP-M/FGV, plus interest at the rate of 1% (one percent) per month.

5.	LIABILITY; IDEMNIFICATION

5.1	Survival of Representations and Warranties

The Parties acknowledge and agree that the assumptions, declarations, representations and warranties contained in Section 5 of the Investment Agreement, as applicable, and the further representations and warranties granted in this Agreement, shall survive for a term of 5 (five) years as from the date thereof, as set forth therein. If written notice of a claim is given prior to the expiration of such term, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

5.2	Liability of the Parties and Indemnified Parties

The Company, the other Intervening-Parties, Arvana and their respective affiliates, shareholders, directors, officers, managers, employees, advisors, agents, representatives and successors (the “Indemnified Parties”) shall not have any liability for any debts, obligations or liabilities in any way associated with Global, the Operation, the Transferred Assets, the Platform or the Employees, and Global shall be fully and exclusively liable for all such debts, obligations and liabilities. Global shall also be fully and exclusively liable for all principal, interest, fines, taxes, social security, costs, expenses relating to any of the foregoing items, including any claims or lawsuits from any third parties in any way relating thereto.

5.3	Indemnification

Global and PM shall hold the Indemnified Parties harmless and shall promptly indemnify the Indemnified Parties from and against any and all direct or indirect liabilities, losses, damages, claims, lawsuits, actions, fees, costs, expenses, interest, awards, judgments, fines and penalties (including, without limitation, disbursements or transfers of economic value, attorneys’ fees, courts costs, placement of bonds or surety, judicial deposits and out-of-pocket expenses) incurred or suffered by any of the Indemnified Parties foregoing persons arising out of or resulting from:

(a)

the breach of any assumption, declaration, representation or warranty made by any of Global or PM under Section 5 of the Investment Agreement or pursuant to this Agreement, or if any such representation or warranty turns out to be untrue, incorrect, incomplete or inaccurate; or

(b) the breach by Global or PM of any obligation contained in this Agreement or any other agreement or contract contemplated by this Agreement.

6.	MISCELLANEOUS

6.1	Joint Liability

For all purposes of this Agreement, Global and PM shall be considered as one and unique party, including for the purposes of Section 6.11. All rights and obligations attributed to Global and PM pursuant to the terms hereof shall be exercised and complied with by any of Global and PM. Global and PM shall be jointly and severally responsible for all of their obligations under this Agreement.

6.2	Reciprocal Powers of Attorney

PM and Global, hereby, irrevocably and irreversibly, mutually and reciprocally appoint each other its/his/her attorney-in-fact, granting the other powers to receive notifications, notices, communications and service of process, require, revoke, notify, confess, desist, appeal, waive rights, settle, compromise, sign agreements and commitments, receive and grant releases and acquittals arising out or in connection with any of the subject matters hereof.

6.3	Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

6.4	No Waiver

No failure or delay of any Party or any of the intervening-parties in exercising any of its rights shall constitute waiver or novation or impair the subsequent exercise of such right.

6.5	Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties and, as applicable, the intervening-parties, with respect to the subject matters hereof and supersedes all prior agreements and understandings among them regarding such same matters. This Agreement may be amended only upon the mutual written consent of all Parties.

6.6	Implementation Instruments; Further Assurance

The Parties shall execute and deliver from time to time such additional instruments, documents, conveyances or assurances and take such other actions as necessary or otherwise reasonably requested to confirm or assure the rights and obligations provided for in this Agreement.

6.7	Intervention by Networks and Turinco

Turinco is an intervening party to this Agreement for the specific purposes of Section 3.11. In addition, both Networks and Turinco are intervening parties hereto so as to acknowledge the termination of the Investment Agreement in accordance with the terms and conditions herein.

6.8	Intervention of the Company

The Company executes this Agreement to acknowledge hereof and to assume its obligations hereunder, undertaking to comply and cause full compliance herewith.

6.9	Assignment; Successors

No Party may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other Parties, except that Arvana may assign, in whole or in part, its rights hereunder (i) any of its present or future affiliates, or (ii) any person that acquires from Arvana or becomes the holder of all or a portion of the shares of the Company at any time held by Arvana. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.10	Severability

In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void term or provision with such which corresponds best to the intentions of the Parties.

6.11	Specific Performance

Without prejudice of the provisions of the section 6.13, Arvana and the Company shall have the right to require specific performance of this Agreement, in whole or in part, pursuant to the provisions of articles 461, 632, 639 and seq. of the Brazilian Civil Procedure Code and any other applicable provisions.

6.12	Governing Law

This Agreement shall be governed by the laws of Brazil.

6.13	Arbitration

Any dispute, controversy or claim between Arvana, on the one side, and any of Global and PM, on the other, arising out of or relating to this Agreement shall be finally settled by binding arbitration in accordance with the Rules of the International Chamber of Commerce – ICC (the “Rules”) and pursuant to the provisions of this section, as follows:

(a)

the arbitration tribunal shall consist of 3 (three) arbitrators, appointed and replaced in accordance with this section and with the Rules. For such purposes, Global and PM shall be deemed to be one and sole Party. The claimant Party shall appoint 1 (one) arbitrator, the other Party shall appoint 1 (one) arbitrator and such 2 (two) Party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chairman of the arbitral tribunal.

(b)

the Party willing to initiate the arbitration shall deliver a written notice to the other Party, which notice shall (i) describe in reasonable detail the dispute, controversy or claim, (ii) demand the submission of such dispute, controversy or claim to arbitration, and (iii) contain the name of the arbitrator to be appointed by such claimant Party to the arbitral tribunal.

(c)

the other Party shall have 10 (ten) days as of the receipt of the notice mentioned in the preceding paragraph to appoint the second arbitrator to the arbitral tribunal. Should such the Party fail to timely appoint the arbitrator pursuant to this paragraph, such arbitrator shall be appointed by the ICC pursuant to the provisions of the Rules.

(d)

the 2 (two) arbitrators so appointed shall, within 10 (ten) days of the date on which the second arbitrator was appointed, jointly appoint the third arbitrator and chairman of the arbitral tribunal. If the 2 (two) appointed arbitrators cannot agree on the appointment of the third arbitrator within such 10-day period, then such arbitrator shall be appointed by the ICC, pursuant to the provisions of the Rules.

	(e)	the arbitration shall take place in the City of São Paulo, Brazil, and the language to be used in the arbitration proceedings shall be Portuguese.

	(f)	the arbitrators shall not decide or render judgments in equity.

(g)

the arbitration award shall be issued and delivered in the City of São Paulo – SP, Brazil, and shall contain (i) a report, including the name of the parties and a summary of the dispute submitted to arbitration; (ii) the basis and grounds of the decision, addressing the matters of fact and matters of law; (iii) the decision, in which the arbitrators shall solve the matters submitted to the arbitration and shall establish the deadline for the parties to comply with the decision, if applicable; and (iv) the date on which and the place where the arbitration award has been issued. The arbitration award shall be signed by all of the arbitrators. The arbitration award shall be final, conclusive and binding upon all parties.

(h)

prior to the institution of the arbitration, any party can seek in court the required interim, urgent, preventive or coercive measures. After the institution of the arbitration, the arbitrators shall be authorized to, at their own initiative or at the request of either party, to seek in court any required urgent, preventive or coercive measures, as per the provisions of article 22, paragraph 4, of Law No. 9,307 of September 23, 1996.

     IN WITNESS WHEREOF, the parties execute this instrument on the date and in the place first above written, in three counterparts of same tenor and content, in the presence of the undersigned witnesses.

São Paulo, October 31, 2006.

ARVANA PARTICIPAÇÕES S.A.

/s/ Estevao Popovics	/s/ Edleuza F. Costa
By:	By:
Title:	Title:

GLOINFO 500 SOLUÇÕES EM TELEMÁTICA LTDA.

/s/ Paulo Santos Messina
________________________________
By:
Title:

PAULO SANTOS MESSINA

/s/ Paulo Santos Messina
____________________________

LÚCIA SANGIACOMO MESSINA

/s/ Lúcia Sangiacomo Messina
____________________________

ARVANA COMUNICAÇÕES DO BRASIL S.A.

/s/ Estevao Popovics	/s/ Edleuza F. Costa
By:	By:
Title:	Title:

(signatures continue on the following page)

(signature page of the Termination Agreement dated October 31, 2006)

ARVANA NETWORKS, INC.

/s/ Michael Jervis	/s/ Karen Engleson
By: Michael Jervis	By: Karen Engleson
Title: President	Title: CFO

ARVANA INC.

/s/ Michael Jervis	/s/ Ross Wilmot
By: Michael Jervis	By: Ross Wilmot
Title: C.E.O.	Title: Director

WITNESSES:

1. _____________________________________	2. _____________________________________
Name:	Name:
RG:	RG:
CPF:	CPF: